October 20, 2011

«Partnership»
«NAME2»
«ADDRESS»
«ADDRESS2»
«CITY», «STATE», «ZIP»

Re: WNC Housing Tax Credit Fund III, L.P. (the “Partnership”) – Property Disposition Notice

Dear «ATTENTION»,

You may recall that the Partnership proposed a Plan of Liquidation pursuant to a consent solicitation statement dated December 2, 2010. The Plan of Liquidation was approved on January 19, 2011. Pursuant to the Plan we have directed our efforts to liquidate the remaining properties. Since June 30, the Partnership has sold its interests in fifteen local limited partnerships. Additionally, the Partnership consented to the sale of one apartment complex. The appraisal of each apartment complex, conducted on a restricted rents basis subject to the short-term leases, indicated no remaining equity in the apartment complex. Accordingly, each transfer was made for consideration intended to be sufficient to pay for the Partnership’s closing costs.

The schedule comprising Attachment No. 1 hereto includes each property’s appraised value as of the date set forth, and each property’s loan balance as of December 31, 2010. The table also includes the type of transaction (asset or limited partnership interest sale) and the date each transaction took place.

We would like to remind you of the investment benefits you have received from the Partnership. The average Limited Partner investing in the Partnership during its initial offering has received federal tax credits of approximately 162 % of the amount invested. In addition, each Limited Partner has been allocated losses, which are classified as passive losses for most Limited Partners.

The Partnership continues to own interests in other apartment complexes and is seeking to dispose of each and thereafter terminate its operations. Consistent with the Partnership’s objectives, the Partnership has generated passive losses from its operations. For a Limited Partner who is an individual, the tax benefits of such passive losses generally are available (1) only upon the Limited Partner’s taxable disposition of his or her entire interest in the Partnership, or (2) on a proportionate basis in connection with the taxable disposition of the Partnership’s interest in individual apartment complexes. The taxable disposition of an interest in an apartment complex might allow a Limited Partner to use passive losses previously allocated to him or her in connection with such apartment

714.662.5565 714.708.8498 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

complex and not previously used. The sale of these interests will result in gross taxable income to Limited Partners. Accordingly each Limited Partner is encouraged to consult his, her or its own tax advisor as to the specific tax consequences as a result of the sales.

If you have any questions please contact Investor Services by phone or email at investorservices@wncinc.com

Best regards,

/s/ DENIM MERCADO

Denim Mercado
Investor Services Manager

cc: Registered Representative

714.662.5565 714.708.8498 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

Attachment No. 1	B	C	D	E	F	G
Local Limited Partnership	Mortgage Debt at 12/31/10	Appraised Value	Column B less Column C	Date of Appraisal	Date of Sale	Type of Transaction

Fairview Village	542,986	260,000	(282,986)	11/30/2010	6/30/2011	LP Interest Sale
Killbuck, L.P.	712,840	250,000	(462,840)	10/21/2010	7/31/2011	LP Interest Sale
Tanglewood L.P.	1,015,558	740,000	(275,558)	10/21/2010	7/31/2011	LP Interest Sale
Beaumont Elderly Housing	891,637	560,000	(331,637)	12/1/2010	8/24/2011	LP Interest Sale
Chester Associates	653,547	380,000	(273,547)	11/5/2010	8/24/2011	LP Interest Sale
Crockett Manor	784,131	730,000	(54,131)	10/21/2010	8/24/2011	LP Interest Sale
Crockett Manor Senior	961,186	470,000	(491,186)	10/21/2010	8/24/2011	LP Interest Sale
Eupora Apartments	1,148,192	750,000	(398,192)	10/19/2010	8/24/2011	LP Interest Sale
Red Bud Associates	564,272	310,000	(254,272)	11/5/2010	8/24/2011	LP Interest Sale
Steelville Associates	509,551	315,000	(194,551)	11/5/2010	8/24/2011	LP Interest Sale
Fox Lake Manor L.P.	345,617	290,000	(55,617)	10/8/2010	8/30/2011	LP Interest Sale
Gulf Coast Apartments	1,265,783	740,000	(525,783)	12/2/2010	8/30/2011	LP Interest Sale
Gulf Coast of Long Beach	1,296,021	860,000	(436,021)	12/2/2010	8/30/2011	LP Interest Sale
Woodview LP	1,138,704	1,050,000	(88,704)	10/15/2010	8/30/2011	LP Interest Sale
Whitted Forest	884,989	605,000	(279,989)	9/17/2009	9/19/2011	Asset Sale
Delta Manor, L.P.	1,180,131	550,000	(630,131)	10/18/2010	9/30/2011	LP Interest Sale